Exhibit 4.5

CANADIAN SECURITY AGREEMENT

made by

ELIZABETH ARDEN (CANADA) LIMITED

in favour of

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of July 26, 2016

CANADIAN SECURITY AGREEMENT

CANADIAN SECURITY AGREEMENT, dated as of July 26, 2016, made by ELIZABETH ARDEN (CANADA) LIMITED, a company organized under the federal laws of Canada (the “Canadian Borrower” and the “Grantor”), in favour of JPMORGAN CHASE BANK, N.A., as the administrative agent (in such capacity, the “Agent”) for the lenders and other financial institutions (the “Lenders”) from time to time parties to that certain Fourth Amended and Restated Credit Agreement dated as of July 26, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ELIZABETH ARDEN INC., the U.S. Borrower, certain subsidiaries of U.S. Borrower, the Lenders party thereto, and the Agent as the administrative agent.

R E C I T A L S

1. Contemporaneously herewith, inter alios, the U.S. Borrower, the Canadian Borrower, the Agent, and the Lenders are entering into the Credit Agreement, pursuant to which the Lenders will severally agree to make extensions of credit upon the terms and subject to the conditions set forth therein.

2. It is a condition precedent to the obligation of the Lenders to entering into the Credit Agreement that the Grantor shall have executed and delivered this Agreement to the Agent for the ratable benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Canadian Borrower under the Credit Agreement, the Grantor hereby agrees with the Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms defined in the PPSA which are not otherwise defined in this Agreement are used herein as defined in the PPSA, including, without limitation, “accounts”, “Chattel Paper”, “Consumer Goods”, “Documents of Title”, “financing statement”, “financing change statement”, “Instruments”, “Investment Property”, “Proceeds” and “Securities Account”. Terms defined in the STA which are not otherwise defined in this Agreement are used herein as defined in the STA, including, without limitation, “Certificated Security”, “Security” and “Uncertificated Security”.

(b) The following terms shall have the following meanings:

“Accounts”: all accounts (as such term is defined in the PPSA), accounts receivable, other receivables, evidence of indebtedness, notes, drafts, acceptances, contract rights related thereto and Intangibles, including, without limitation, all collateral and security therefor (evidencing, without limitation, all guarantees, letters of credit, liens and security interests in favour of the Grantor) and all rights to the payment of money, in each case whether now owned or hereafter acquired by the Grantor, or in which the Grantor may now have or hereafter acquire an interest.

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“Agreement”: this Canadian Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral”: as defined in Section 2.

“Contracts”: any contract or agreement between the Grantor and any Person or any Affiliate with respect to the Accounts and the Receivables, or an invoice sent or to be sent by the Grantor, pursuant to or under which any Receivable or Account shall arise or be created, or which evidences a Receivable or an Account.

“Control”: means, with respect to a specified form of Investment Property, “control” as defined in Sections 23 through 26 of the STA, as applicable, to such form of Investment Property.

“Excluded Payments”: as defined in Section 4.8(d)(iii).

“Event of Default”: shall have the meaning as set forth in the Credit Agreement.

“Intangibles”: with respect to Receivables and Contracts covered by this Agreement, all “intangibles” as such term is defined in Section 1(1) of the PPSA relating thereto and, in any event, including, without limitation, with respect to the Grantor, all contracts, agreements, instruments and indentures in any form relating thereto, and portions thereof, to which the Grantor is a party or under which the Grantor has any right, title or interest or to which the Grantor or any property of the Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (i) all rights of the Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of the Grantor to damages arising thereunder and (iii) all rights of the Grantor to perform and to exercise all remedies thereunder.

“Intellectual Property”: (i) all domestic patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights, applications, registrations and renewals in connection therewith and (iv) all rights granted or retained in licenses in respect of any of the foregoing.

“Inventory”: all inventory (as such term is defined in the PPSA), including without limitation, all merchandise, raw materials, work in process, parts, components, dies, molds, finished goods, supplies and all goods returned to or repossessed by the Grantor, in each case whether now owned or hereafter acquired by the Grantor, or in which the Grantor may now have or hereafter acquire an interest.

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“Pledged Equity”: the Equity Interests in each Loan Party now owned or hereafter acquired by the Grantor, whether or not evidenced by certificates physically delivered to the Agent pursuant to this Agreement, including, without limitation, the Equity Interests set forth on Schedule C hereto.

“PPSA”: the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created in the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security as in effect in a jurisdiction other than Ontario. “PPSA” means the Personal Property Security Act or other such applicable legislation as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection effect of perfection or non-perfection or priority.

“Proceeds”: (i) all “proceeds” defined in the PPSA and (ii) shall include, without limitation, whatever is receivable or received when the Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Receivable”: any right to payment from any Person or any Affiliate for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument and whether or not it has been earned by performance (including, without limitation, any Account).

“Securities”: (i) “securities” as defined in the STA, or if no STA is in force in the applicable jurisdiction, the PPSA of such jurisdiction: and (ii) any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account Control Agreement”: an agreement, in form and substance reasonably satisfactory to the Agent, between the Grantor, a securities intermediary holding the Grantor’s assets constituting Collateral, including funds and securities and the Agent with respect to collection and control of all deposits, securities and other balances held in a Securities Account maintained by the Grantor with such securities intermediary.

“Securities Rights”: means all dividends, instruments or other distributions and any other right or property which the Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive any such Equity Interest and any right to receive earnings, in which the Grantor now has or hereafter acquires any right, issued by any other Loan Party.

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“STA”: the Securities Transfer Act, 2006 (Ontario), including the regulations thereto, provided that, to the extent that perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on Collateral is governed by the laws in effect in any province or territory of Canada other than Ontario in which there is in force legislation substantially the same as the Securities Transfer Act, 2006 (Ontario) (an “Other STA Province”), then “STA” shall mean such other legislation as in effect from time to time in such Other STA Province for purposes of the provisions hereof referring to or incorporating by reference provisions of the STA; and to the extent that such perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the laws of a jurisdiction that does not have in force legislation substantially the same as the Securities Transfer Act, 2006 (Ontario), then references herein to the STA shall be to the Securities Transfer Act, 2006 (Ontario).

“ULC”: means an Issuer that is an unlimited company, unlimited liability corporation or unlimited liability company.

“ULC Issuer”: as defined in Section 4.9.

“ULC Laws”: means the Companies Act (Nova Scotia), the Business Corporations Act (Alberta), the Business Corporations Act (British Columbia), and any other present or future Laws governing ULCs.

1.2 Other Definitional Provisions.

The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. GRANT OF SECURITY INTEREST AND LICENSE

2.1 Grant of Security Interest. The Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by the Grantor or in which the Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Foreign Secured Obligations:

(a) all Accounts owed by any Person or any Affiliate at any time to the Grantor;

(b) all Contracts;

(c) all Documents of Title relating to amounts owed under Accounts at any time from any Person or any Affiliate to the Grantor;

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(d) all Intangibles relating to Accounts owed by any Person or any Affiliate at any time to the Grantor or to the Contracts;

(e) all Instruments relating to amounts owed under Accounts at any time from any Person or any Affiliate to the Grantor;

(f) all Receivables;

(g) all Inventory;

(h) all Pledged Equity whether constituting Intangibles or Investment Property;

(i) all books, records and documents pertaining to the Collateral;

(j) to the extent not otherwise included, all Proceeds (including Securities Rights and Intangibles) and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; and

(k) to the extent not otherwise included, all accessions, additions or improvements to, all replacements, substitutions and parts for, and all proceeds and products of any of the foregoing;

provided, however, if the grant of the security interests with respect to any Contract, Intellectual Property right or permit under Section 2 would result in the termination or breach of such Contract, Intellectual Property right or permit or is otherwise prohibited or ineffective (whether by the terms thereof or under applicable law), then such Contract, Intellectual Property right or permit shall not be subject to the security interests but shall be held in trust by the Grantor for the benefit of the Agent (for its own benefit and for the benefit of the other Secured Parties) and, on the exercise by the Agent of any of its rights or remedies under this Agreement following an Event of Default shall be assigned by the Grantor as directed by the Agent; provided that: (a)the security interests shall attach to such Contract, Intellectual Property right or permit, or applicable portion thereof, immediately at such time as the condition causing such termination or breach is remedied, and (b) if a term in a Contract that prohibits or restricts the grant of the security interests in the whole of an Account or Chattel Paper forming part of the Collateral is unenforceable against the Agent under applicable law, then the exclusion from the security interests set out above shall not apply to such Account or Chattel Paper. In addition, the security interests do not attach to Consumer Goods or extend to the last day of the term of any lease or agreement for lease of real property. Such last day shall be held by the Grantor in trust for the Agent (for its own benefit and for the benefit of the other Secured Parties) and, on the exercise by the Agent of any of its rights or remedies under this Agreement following an Event of Default, shall be assigned by the Grantor as directed by the Agent. For greater certainty, no Intellectual Property right in any trade-mark, get-up or trade dress is presently assigned to the Agent by sole virtue of the grant of the security interests contained in Section 2.

2.2 Attachment; No Obligation to Advance. The Grantor confirms that value has been given by the Secured Parties to the Grantor, that the Grantor has rights in the Collateral existing at the date of this Agreement and that the Grantor and the Agent have not agreed to

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postpone the time for attachment of the security interests to any of the Collateral. The security interests shall have effect and be deemed to be effective whether or not the Foreign Secured Obligations or any part thereof are owing or in existence before or after or upon the date of this Agreement. Neither the execution and delivery of this Agreement nor the provision of any financial accommodation by any Secured Party shall oblige any Secured Party to make any financial accommodation or further financial accommodation available to the Grantor or any other Person.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into the Credit Agreement and to make additional extensions of credit to the Canadian Borrower under the Credit Agreement, the Grantor hereby represents and warrants to the Agent and each Secured Party that:

3.1 Title; No Other Liens. Except for the security interest granted to the Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, the Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favour of the Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement.

3.2 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule A (which, in the case of all filings and other documents referred to on said Schedule, have been registered in accordance with the PPSA will constitute valid perfected security interests in all of the Collateral in which a security interest can be perfected by the filing of a financing statement and/or the other filings and actions specified on Schedule A in favour of the Agent, for the ratable benefit of the Secured Parties, as collateral security for the Foreign Secured Obligations, enforceable in accordance with the terms hereof against all creditors of the Grantor and any Persons purporting to purchase any Collateral from the Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof.

3.3 Chief Executive Office; Locations of Collateral. On the date hereof, the Grantor’s jurisdiction of organization, the location of the Grantor’s chief executive office or sole place of business, and each jurisdiction in which the Grantor maintains tangible personal property are specified on Schedule B.

3.4 Receivables. No material amount payable to the Grantor under or in connection with any Receivable is evidenced by any Instrument which has not been delivered to the Agent. The amounts represented by the Grantor to the Lenders from time to time as owing to the Grantor in respect of the Receivables will at such times be accurate.

3.5 Grantor. The Grantor party hereto is the Canadian Borrower.

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3.6 Pledged Equity.

(a) Schedule C sets forth a complete and accurate list of all Pledged Equity that constitute Collateral owned by the Grantor as of the Effective Date. The Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Equity listed on Schedule C as being owned by it, free and clear of any Liens except for Liens permitted under Section 3.1. The Grantor further represents and warrants that (i) all Pledged Equity owned by it is duly authorized and validly issued and, if such Pledged Equity is a share in a corporation, is fully paid and non-assessable, (ii) with respect to any certificates delivered to the Agent representing Pledged Equity, either such certificates are Securities as defined in the STA as a result of actions by the applicable issuer or otherwise, or, if such certificates are not Securities, the Grantor has so informed the Agent so that the Agent may take steps to perfect its security interest therein as a Intangible, and (iii) all such Pledged Equity held by a securities intermediary is covered by a Securities Account Control Agreement.

(b) In addition, (i) none of the Pledged Equity Interests owned by the Grantor have been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) no options, warrants, calls or commitments of any character whatsoever (x) exist relating to such Pledged Equity Interests or (y) obligate the issuer of any Pledged Equity Interests to issue additional Equity Interests, and (iii) except for any that have been obtained, as of the date hereof, no consent, approval, authorization, or other action by, and no giving of notice, filing with, any governmental authority or any other Person is required for the pledge by the Grantor of such Pledged Equity pursuant to this Agreement or for the execution, delivery and performance of this Agreement by the Grantor, or for the exercise by the Agent of the voting or other rights provided for in this Agreement or for the remedies in respect of the Pledged Equity Interests pursuant to this Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

SECTION 4. COVENANTS

The Grantor covenants and agrees with the Agent and the Secured Parties that, from and after the date of this Agreement until the Foreign Secured Obligations shall have been paid in full in cash, no Letter of Credit shall be outstanding and the Commitments shall have terminated:

4.1 Delivery of Instruments, Certificated Securities. The Grantor will (a) deliver to the Agent, immediately upon the Effective Date, the originals of all Certificated Securities of Pledged Equity Interests constituting Collateral owned by it on the Effective Date (if any then exist), and (b) following the Effective Date, upon receipt thereof, deliver to the Agent any Certificated Securities of Pledged Equity Interests constituting Collateral. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Certificated Security, such Instrument or Certificated Security shall be promptly delivered to the Agent, duly endorsed in a manner satisfactory to the Agent, to be held as Collateral pursuant to this Agreement.

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4.2 Maintenance of Perfected Security Interest; Further Documentation.

(a) The Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.2 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b) The Grantor will furnish to the Agent and the Secured Parties from time to time statements and schedules further identifying and describing the assets and property of the Grantor and such other reports in connection therewith relating to Collateral as the Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Agent, and at the sole expense of the Grantor, the Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or financing change statements under the PPSA (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of any other relevant Collateral, taking any actions necessary to enable the Agent to obtain “control” (within the meaning of the STA), if necessary for perfection, with respect thereto.

4.3 Changes in Locations, Name, etc. Grantor will not, except upon 30 days’ prior written notice to the Agent and delivery to the Agent of (a) all additional financing statements and financing change statements and other documents reasonably requested by the Agent to maintain the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule B showing any additional location at which Collateral shall be kept: (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 3.3; (ii) change its name, identity or corporate structure to such an extent that any financing statement and financing change statement filed by the Agent in connection with this Agreement would become misleading; or (iii) maintain tangible personal property in any jurisdiction other than those listed in Schedule B. If at any time after the date hereof, the Grantor establishes operations and/or maintains tangible assets in the Province of Quebec, the Grantor shall, within thirty (30) days of such event (or such later date as may be agreed upon by the Agent) execute and deliver to the Agent a deed of hypothec or other applicable security documents under Quebec law as may be determined by the Agent to be necessary or desirable to establish, preserve and perfect a valid security interest in tangible personal property of the Grantor in the Province of Quebec, Canada, such documents to be accompanied by appropriate lien searches, registrations, corporate resolutions, other corporate organizational and authorization documentation and legal opinions in form and substance reasonably satisfactory to the Agent, to secure the Foreign Secured Obligations.

4.4 Notices. The Grantor will advise the Agent and the Secured Parties promptly, in reasonable detail, of any Lien (other than Liens created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Agent to exercise any of its remedies hereunder; and of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the Liens created hereby.

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4.5 Receivables. Other than in the ordinary course of business consistent with its past practice, the Grantor will not (a) grant any extension of the time of payment of any Receivable, (b) compromise or settle any Receivable for less than the full amount thereof, (c) release, wholly or partially, any Person or any Affiliate liable for the payment of any Receivable, (d) allow any credit or discount whatsoever on any Receivable or (e) amend, supplement or modify any Receivable in any manner that could materially adversely affect the value thereof.

4.6 Compliance with Credit Agreement. The Grantor shall comply with all of the covenants and other provisions of the Credit Agreement which apply to it by their terms.

4.7 Uncertificated Pledged Equity. The Grantor will permit the Agent from time to time to cause the applicable Loan Party as issuer (and, if held with a securities intermediary, such securities intermediary) of uncertificated Securities or other types of Pledged Equity not represented by certificates owned by it to mark their books and records with respect thereto to reflect the Lien of the Agent granted pursuant to this Agreement. With respect to any Pledged Equity owned by it, the Grantor will, upon request by the Agent, cause (a) each applicable Loan Party and (b) any securities intermediary which is the holder of any such Pledged Equity, to cause the Agent to have and retain Control over such Pledged Equity. Without limiting the foregoing, the Grantor will, with respect to any such Pledged Equity held with a securities intermediary, cause such securities intermediary to enter into a Securities Account Control Agreement.

4.8 Pledged Equity.

(a) Changes in Capital Structure of Issuers. The Grantor will not (i) permit or suffer any issuer of an Equity Interest constituting Pledged Equity owned by it to dissolve, amalgamate, liquidate, retire any of its Equity Interests or other Securities evidencing ownership, reduce its capital, sell or encumber all or substantially all of its assets (except for Liens permitted under Section 3.1 and sales of assets permitted pursuant to Section 6.11 of the Credit Agreement) or merge or consolidate with any other entity (except as permitted pursuant to Section 6.11 of the Credit Agreement), or (ii) vote any such Pledged Equity in favour of any of the foregoing.

(b) Issuance of Additional Securities. The Grantor will not permit or suffer any issuer of an Equity Interest constituting Pledged Equity owned by it to issue additional Equity Interests, any right to receive the same or any right to receive earnings, except to the Grantor.

(c) Registration of Pledged Equity. After an Event of Default has occurred and is continuing, the Grantor will permit any registerable Pledged Equity owned by it to be registered in the name of the Agent or its nominee at any time at the option of the Required Lenders.

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(d) Exercise of Rights in Pledged Equity.

(i) Subject to clause (ii) below, the Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Equity owned by it for all purposes not inconsistent with this Agreement, the Credit Agreement or any other Loan Document; provided however, that no vote or other right shall be exercised or action taken which would have the effect of impairing the rights of the Agent in respect of such Pledged Equity.

(ii) The Grantor will permit the Agent or its nominee at any time during the continuance of an Event of Default to exercise all voting rights or other rights relating to the Pledged Equity owned by it, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting such Pledged Equity as if it were the absolute owner thereof.

(iii) The Grantor shall be entitled to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Equity owned by it to the extent not in violation of the Credit Agreement; provided that, the following distributions and payments (collectively referred to as the “Excluded Payments”) shall be delivered to the Agent as and to the extent required in the following subsection (iv): (A) dividends and interest paid or payable other than in cash in respect of such Pledged Equity, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any such Pledged Equity; (B) dividends and other distributions paid or payable in cash in respect of such Pledged Equity in connection with a partial or total liquidation or dissolution of any applicable Loan Party; and (C) cash paid, payable or otherwise distributed, in respect of principal of, or in redemption of, or in exchange for, such Pledged Equity; provided however, that until actually paid, all rights to such distributions shall remain subject to the Lien created by this Agreement; and

(iv) All Excluded Payments, whenever paid or made, shall be delivered to the Agent to hold as Pledged Equity and shall, if received by the Grantor, be received in trust for the benefit of the Agent, be segregated from the other property or funds of the Grantor, and be forthwith delivered to the Agent as Pledged Equity in the same form as so received (with any necessary endorsement).

(e) Securities. The Grantor shall not permit any Equity Interest which is included within the Collateral at any time to constitute a Security or permit the issuer of any such Equity Interest to take any action to have such interests treated as a Security unless (i) all certificates or other documents constituting such Security have been delivered to the Agent and such Security is properly defined as such in the STA, whether as a result of actions by the issuer thereof or otherwise, or (ii) the Agent has entered into a Securities Account Control Agreement with the issuer of such Security or with a securities intermediary relating to such Security.

4.9 ULC Shares. The Grantor acknowledges that certain of the Collateral may now or in the future consist of ULC Shares, and that it is the intention of the Agent and the Grantor that neither the Agent nor any other Secured Party should under any circumstances prior to realization thereon be held to be a “member” or a “shareholder”, as applicable, of a ULC for the purposes of any ULC Laws. Therefore, notwithstanding any provisions to the contrary contained

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in this Agreement, the Credit Agreement or any other Loan Document, where the Grantor is the registered owner of ULC Shares which are Collateral, the Grantor shall remain the sole registered owner of such ULC Shares until such time as such ULC Shares are effectively transferred into the name of the Agent, any other Secured Party, or any other Person on the books and records of the applicable ULC. Accordingly, the Grantor shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, with respect to such ULC Shares (except for any dividend or distribution comprised of pledged Certificated Securities, which shall be delivered to the Agent to hold hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as the Grantor would if such ULC Shares were not pledged to the Agent pursuant hereto. Nothing in this Agreement, the Credit Agreement or any other Loan Document is intended to, and nothing in this Agreement, the Credit Agreement or any other Loan Document shall, constitute the Agent, any other Secured Party, or any other Person other than the Grantor, a member or shareholder of a ULC for the purposes of any ULC Laws (whether listed or unlisted, registered or beneficial), until such time as notice is given to the Grantor and further steps are taken pursuant hereto or thereto so as to register the Agent, any other Secured Party, or such other Person, as specified in such notice, as the holder of the ULC Shares. To the extent any provision hereof would have the effect of constituting the Agent or any other Secured Party as a member or a shareholder, as applicable, of any ULC prior to such time, such provision shall be severed herefrom and shall be ineffective with respect to ULC Shares which are Collateral without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral which is not ULC Shares. Except upon the exercise of rights of the Agent to sell, transfer or otherwise dispose of ULC Shares in accordance with this Agreement, the Grantor shall not cause or permit, or enable an issuer of ULC shares (a “ULC Issuer”) that is a ULC to cause or permit, the Agent or any other Secured Party to: (a) be registered as a shareholder or member of such ULC Issuer; (b) have any notation entered in their favour in the share register of such ULC Issuer; (c) be held out as shareholders or members of such ULC Issuer; (d) receive, directly or indirectly, any dividends, property or other distributions from such ULC Issuer by reason of the Agent holding the security interests over the ULC Shares; or (e) act as a shareholder of such ULC Issuer, or exercise any rights of a shareholder including the right to attend a meeting of shareholders of such ULC Issuer or to vote its ULC Shares.

SECTION 5. REMEDIAL PROVISIONS

5.1 Certain Matters Relating to Receivables.

(a) If required by the Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by the Grantor, (i) shall be forthwith deposited by the Grantor in the exact form received, duly endorsed by the Grantor to the Agent if required, in a collateral account maintained under the dominion and control of the Agent as collateral security for the Foreign Secured Obligations, subject to withdrawal by the Agent for the account of the Secured Parties in payment of the Foreign Secured Obligations as provided in Section 5.2, and (ii) until so turned over, shall be held by the Grantor in trust for the Agent and the other Secured Parties, segregated from other funds of the Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

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(b) Anything herein to the contrary notwithstanding, the Grantor shall remain liable under each of the Receivables and the Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Agent nor any Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by the Agent or any Secured Party of any payment relating thereto, nor shall the Agent or any Secured Party be obligated in any manner to perform any of the obligations of the Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.2 Application of Proceeds. After an Event of Default shall have occurred and be continuing, at any time at the Agent’s election, the Agent may apply all or any part of Proceeds held in any collateral account in payment of the Foreign Secured Obligations in such order as the Agent may elect, and any part of such funds which the Agent elects not to so apply and deems not required as collateral security for the Foreign Secured Obligations shall be paid over from time to time by the Agent to the Grantor or to whomsoever may be lawfully entitled to receive the same. Any balance of such Proceeds remaining after the Foreign Secured Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be turned over to whomsoever may be lawfully entitled to receive the same.

5.3 PPSA and Other Remedies. After an Event of Default shall have occurred and be continuing, the Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Foreign Secured Obligations, all rights and remedies of a secured party under the PPSA or any other applicable law. Without limiting the generality of the foregoing, the Agent, without further demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below), to or upon the Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith (i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, (ii) give notice of sole control or any other instruction under any Securities Account Control Agreement and take any action therein with respect to such Collateral, (iii) concurrently with written notice to the Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Equity, exchange certificates or instruments representing or evidencing Pledged Equity for certificates or instruments of smaller or larger denominations, exercise the voting and all other rights as a holder with respect thereto, collect and receive all cash dividends and other distributions made thereon and to otherwise act with respect to the Pledged Equity as though the Agent was the outright owner thereof, (iv) sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Agent or any Secured Party shall have

CANADIAN SECURITY AGREEMENT, PAGE 12

the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Grantor, which right or equity is hereby waived and released. The Grantor further agrees, at the Agent’s request, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at the Grantor’s premises or elsewhere and/or (v) appoint by instrument in writing one or more receivers of the Grantor or any or all of the Collateral with such rights, powers and authority (including any or all of the rights, powers and authority of the Agent under this Agreement) as may be provided for in the instrument of appointment or any supplemental instrument, and remove and replace any such receiver from time to time. To the extent permitted by applicable law, any receiver appointed by the Agent shall (for purposes relating to responsibility for the receiver’s acts or omissions) be considered to be the agent of the Grantor and not of the Agent or any of the other Secured Parties. The Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.3, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Agent and the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Foreign Secured Obligations, in such order as the Agent may elect, and only after such application and after the payment by the Agent of any other amount required by any provision of law, need the Agent account for the surplus, if any, to the Grantor. To the extent permitted by applicable law, the Grantor waives all claims, damages and demands it may acquire against the Agent or any Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

5.4 Deficiency. The Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Foreign Secured Obligations and the fees and disbursements of any attorneys employed by the Agent or any Secured Party to collect such deficiency.

SECTION 6. THE AGENT

6.1 Agent’s Appointment as Attorney-in-Fact, etc.

(a) The Grantor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Grantor and in the name of the Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Grantor hereby gives the Agent the power and right, on behalf of the Grantor, without notice to or assent by the Grantor, to do any or all of the following after and during the continuance of an Event of Default:

(i) in the name of the Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable;

CANADIAN SECURITY AGREEMENT, PAGE 13

(ii) execute, in connection with any sale provided for in Section 5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iii) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; defend any suit, action or proceeding brought against the Grantor with respect to any Collateral; settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Agent may deem appropriate; and generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and do, at the Agent’s option and the Grantor’s expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve or realize upon the Collateral and the Agent’s and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as the Grantor might do.

(b) The expenses of the Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Agent to the date reimbursed by the Grantor, shall be payable by the Grantor to the Agent on demand.

(c) The Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

6.2 Duty of Agent. The Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under the PPSA or otherwise, shall be to deal with it in the same manner as the Agent deals with similar property for its own account. None of the Agent, any Secured Party or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Agent and the Secured Parties hereunder are solely to protect the Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Agent or any Secured Party to exercise any such powers. The Agent and the Secured Parties shall be accountable only

CANADIAN SECURITY AGREEMENT, PAGE 14

for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

6.3 Authority of Agent. The Grantor acknowledges that the rights and responsibilities of the Agent under this Agreement with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Agent and the Grantor, the Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Grantor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 7. MISCELLANEOUS

7.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with the Credit Agreement.

7.2 Notices. All notices, requests and demands to or upon the Agent or the Grantor hereunder shall be effected in the manner provided for in the Credit Agreement.

7.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Agent or such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

7.4 Enforcement Expenses; Indemnification.

(a) The Grantor agrees to pay or reimburse each Secured Party and the Agent for all its costs and expenses incurred in enforcing or preserving any rights under this Agreement and the other Loan Documents to which the Grantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to each Secured Party and of counsel to the Agent.

(b) The Grantor agrees to pay, and to save the Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

CANADIAN SECURITY AGREEMENT, PAGE 15

(c) The Grantor agrees to pay, indemnify, and hold each Secured Party and the Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the Foreign Secured Obligations and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by such Indemnitee (all the foregoing, collectively, the “Indemnified Liabilities”), provided, that the Grantor shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(d) The agreements in this Section 7.4 shall survive repayment of the Foreign Secured Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

7.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Grantor and shall enure to the benefit of the Agent and the Secured Parties and their successors and assigns; provided that the Grantor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Agent.

7.6 Set-Off. The Grantor hereby irrevocably authorizes the Agent and each Secured Party at any time and from time to time after the occurrence and during the continuance of any Event of Default without notice to the Grantor, any such notice being expressly waived by the Grantor, to set-off and hold as collateral security in any collateral account or otherwise as cash collateral for the Foreign Secured Obligations to be applied to the Foreign Secured Obligations when due, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Agent or such Secured Party to or for the credit or the account of the Grantor, or any part thereof in such amounts as the Agent or such Secured Party may elect, against and on account of the obligations and liabilities of the Grantor to the Agent or such Secured Party hereunder and claims of every nature and description of the Agent or such Secured Party against the Grantor, in any currency, whether arising hereunder or under any other Loan Document or otherwise, as the Agent or such Secured Party may elect, whether or not the Agent or any Secured Party has made any demand for payment, whether or not any of the Foreign Secured Obligations are otherwise fully secured and although such obligations, liabilities and claims may be contingent or unmatured. The Agent and each Secured Party shall notify the Grantor promptly of any such set-off and the application made by the Agent or such Secured Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and each Secured Party under this Section 7.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Agent or such Secured Party may have.

7.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

CANADIAN SECURITY AGREEMENT, PAGE 16

7.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

7.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantor, the Agent and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agent or any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

7.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THERIN.

7.12 Submission To Jurisdiction; Waivers. The Grantor hereby irrevocably and unconditionally: (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of any court of the Province of Ontario, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Grantor at its address referred to in Section 7.2 or at such other address of which the Agent shall have been notified pursuant thereto; (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

7.13 Acknowledgments. The Grantor hereby acknowledges that: (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party; (b) neither the Agent nor any Secured Party has any fiduciary relationship with or duty to the Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantor, on the one hand, and the Agent and Secured Parties, on the other hand, in connection herewith or

CANADIAN SECURITY AGREEMENT, PAGE 17

therewith is solely that of borrower and/or guarantor and lender; and (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or between the Grantor and the Secured Parties.

7.14 WAIVER OF JURY TRIAL. THE GRANTOR, THE AGENT AND EACH SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM RELATING THERETO.

(The Next Page is the Signature Page)

CANADIAN SECURITY AGREEMENT, PAGE 18

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

GRANTOR:

ELIZABETH ARDEN (CANADA) LIMITED

By:	/s/ Marcey Becker
Name:	Marcey Becker
Title:	Vice President, Finance

[SIGNATURE PAGE TO CANADIAN SECURITY AGREEMENT]

AGENT:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Christy L. West
Name:	Christy L. West
Title:	Authorized Officer

[SIGNATURE PAGE TO CANADIAN SECURITY AGREEMENT]

SCHEDULE A

Filings and Other Actions Required to Perfect Security Interests

Name of Grantor	Filing Office
Elizabeth Arden (Canada) Limited	Ontario

SCHEDULE A

SCHEDULE B

Location of Jurisdiction of Organization and Chief Executive Office and Locations of Collateral

Name of Grantor	Jurisdiction of Organization	Chief Executive Office	Jurisdictions in Which Tangible Personal Property is Maintained
Elizabeth Arden (Canada) Limited	Ontario	505 Apple Creek Blvd. Unit 2 Markham ON L3R 5B1	Ontario

SCHEDULE B

SCHEDULE C

Pledged Equity Interests

None.

SCHEDULE C